ELO
Eloxx Pharmaceuticals

Thursday, April 16, 2015

To:
Pedro Huertas, MD, PhD
PO Box 635
Lincoln, MA 01773

Re: Offer Letter

Dear Dr. Huertas,

It is our pleasure to extend to you an offer for employment as Chief Medical Officer at Eloxx Pharmaceuticals Inc., (the "Company"), and all subsidiaries (currently in incorporation in the USA) of Eloxx Pharmaceuticals Ltd. (the "Parent Company"). We are confident that you will play a critical role on our team in reaching the aggressive goals we have set for the company, and are excited about the significant contributions that we know you will make in helping us reach them.

As Chief Medical Officer you will be responsible for defining and implementing the strategy and operations of the Company's medical and clinical activities. As a senior member of the executive team, you will also play a prominent role in defining the overall regulatory, R&D and business strategy for the company. You will work closely with CEO, the Board of Directors and the manufacturing, clinical and operational resources available to you in order to execute on your clinical strategy.

Your starting date will be jointly agreed upon, but no later than May 10, 2015. The terms of your compensation package are as follows:

- A base salary of US$ 300,000 per year, to be payable in 24 bimonthly installments in accordance with the Company's standard payroll practices and procedures, and which will be subject to all applicable tax reporting and withholding;
- A one-time cash bonus of US$ 25,000 to be paid in two equal installments at the time of signing of this letter and 6 months from now (to be reimbursed if for any reason you voluntarily terminate your employment within the first 12 months of employment);
- A performance-based target bonus of 30% annually, in accordance with milestones determined by the Company, provided that with respect to 2015, such bonus shall be calculated ratably to the actual period of employment during 2015;
- An option to purchase 24,114 Ordinary Shares of the Parent Company, reflecting 1.2% of the Parent Company's current share capital, on a fully diluted basis. The option shall vest

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4/17/15

over a 4 year period, whereby 25% of the shares underlying the option shall vest upon first anniversary of the grant of the option, and an additional 1/16 of the shares shall vest at the end of each subsequent quarter, over the course of the following 3 years. The option shall be exercisable at a price per share which the Board of Directors shall determine to be the fair market value considering the capital structure of the Parent Company and other factors. The option shall be subject to other terms and conditions of the Parent Company's Share Ownership and Option Plan (2013) (the "Plan"), its U.S Appendix and a separate option agreement that shall be executed by you and the Parent Company to evidence the grant of the options.

- You will be entitled to 4 weeks annual vacation plus all statutory US holidays;
- In the event of a Change in Control Event (defined below) or you resign for Good Reason (defined below) or are terminated without Cause within twelve (12) months of such Change in Control Event", then (i) you will be entitled to receive a continuation of twelve (12) months of salary, plus payment of a bonus payment equal to the bonus earned in the preceding year, plus benefits and (ii) all unvested stock options will have their remaining vesting schedule accelerated so that all stock options are fully vested. "Change in Control Event" means any of the following: (i) merger or consolidation with another entity where the voting securities of the company outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the company or the surviving entity outstanding immediately after the transaction, or (ii) the sales or disposition of all or substantially all of the company's assets. "Good Reason" means (1) a change in your position with the company or its successor that materially reduces your title, duties or level of responsibility; or (ii) the relocation of your primary work location to greater than 50 miles away from your then current primary work location in the USA.
- You will be entitled to a twelve (12) month severance including salary and benefits should your employment be terminated by the Company (other than for cause) following the first anniversary of your employment by the Company, or to a decreased pro-rata amount, to the extent your employment is terminated by the Company (other than for cause) prior to such first anniversary.
- You will also be entitled to vision, health and dental insurance, at rates which shall be agreed with you upon the commencement of your employment. You will also be eligible for enrollment in the 401k Plan which will be reviewed with you when you begin your employment. In the event that the Company does not have such vision, health, dental or 401K plans in place during your first month of employment, the Company will reimburse you for 100% of the cost of COBRA insurance coverage, as well as for costs of dental treatments otherwise covered by your current dental plan. You will use reasonable efforts to minimize such dental treatment costs during the first month of employment;
- You may be required to travel to Israel and other locations several times a year in order to perform your duties hereunder, at the Company's request and expense. Such travels shall

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ELOXX
Eloxx Pharmaceuticals

be coordinated in advance with you. The Company shall also reimburse you for all pre-approved reasonable travel and business expenses you incur in connection with your duties as the Company's Chief Medical Officer.

This Offer Letter shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the defendant party.

You will be required to execute IP assignment, confidentiality/non-disclosure, non-solicitation and limited non-competition provisions in the form attached to this Offer Letter, upon commencement of employment with the Company.

You will have the right to terminate your employment relationship with Company at any time for any reason. Similarly, Company will have the right to terminate its employment relationship with you at any time for any reason. Termination for convenience by either party will be subject to 30 days prior notice.

Your engagement with the Company, as well as the terms and conditions provided hereunder, are subject to the obtainment of applicable corporate approvals prior to the commencement of your employment.

We are tremendously excited about having you on our team, and look forward to the contributions you are certain to make.

If you have any questions or concerns, please don't hesitate to contact me. If you decide to accept this offer under the terms outlined above, please sign and return this Offer Letter to us.

Yours sincerely,

Silvia Noiman

Silvia Noiman, CEO
Eloxx Pharmaceuticals Ltd.

Agreed and accepted:

Pedro Huertas   17 April 2015

Dr. Pedro Huertas   Date

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